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                                                                    EXHIBIT 10.2

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This EXECUTIVE EMPLOYMENT AGREEMENT is made and entered into as of the 1st day of April, 1997, by and between Douglas J. Spedding (hereinafter referred to as the "Executive") and Cross-Continent Auto Retailers, Inc., a Delaware corporation (hereinafter referred to as the "Employer").

     IN CONSIDERATION of the mutual covenants hereinafter made by each party to the other, the Executive and the Employer agree as follows:

                          EMPLOYMENT AND REMUNERATION

     1. Employer agrees to employ and to continue to employ Executive in accordance with the terms of this Agreement.

     2. TERM OF EMPLOYMENT. By this Executive Employment Agreement, Employer employs Executive and Executive accepts employment with Employer for a period of three (3) years, beginning on June 1, 1997.

     3. COMPENSATION. As compensation for all services rendered under this Agreement, Executive shall receive 7% of the net earnings (as hereafter defined) of Toyota West Sales and Service, Inc., and any other automobile dealership purchased by Employer in the metropolitan Las Vegas, Nevada area (the "Metropolitan Dealerships") calculated on a monthly basis ("Compensation"). On the last day of each month, Executive will receive, as a draw against Compensation, fifteen thousand dollars ($15,000). Within 10 days of submission by Executive of a financial statement for each month, Executive will receive payment for the Compensation for the month, less the draw Compensation of $15,000. For purposes of determining Compensation under this Paragraph, net earnings shall mean gross revenues less all costs of sales; general and administrative expenses; salaries, bonuses, commissions, and other compensation; depreciation; amortization; interest; dealership overhead; and certain Employer corporate overhead allocated to the Metropolitan Dealerships. In no event will the Employer corporate overhead allocation to any Metropolitan Dealership exceed $35,000 per month. Net earnings shall be calculated on the accrual method of accounting as determined by Employer's accounting staff. All Compensation provided for hereunder, if not paid sooner, shall be paid in cash within ninety
(90) days of the end of Employer's tax year. Additionally, within 45 days after the end of each calendar year or partial calendar year, the amount of Compensation paid to Executive during such calendar year or partial calendar year shall be reconciled with the amount of Compensation that should have been paid to Executive for the calendar year or partial calendar year. Executive agrees to promptly refund to Employer any over-payment, and Employer agrees to promptly pay Executive any deficiency.

     4. EXECUTIVE BENEFITS. In addition to the Compensation addressed above, Employer agrees to include Executive in any hospital, surgical, medical and dental benefit plan adopted by Employer. Executive shall pay fifty percent of Executives health insurance premiums carried
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through Employer. Executive shall be eligible to participate in any Employer retirement programs pursuant to the terms and conditions of such programs.

     5. REIMBURSEMENT OF BUSINESS EXPENSES. Executive is authorized to incur reasonable business expenses for promoting the business of Employer, and for performing the duties contemplated by this Executive Employment Agreement, including, but not limited to, expenditures for mobile and/or cellular telephones, business entertainment, and business travel. Employer shall reimburse Executive monthly for all such reasonable expenditures upon Executive's presentation of an itemized account of and receipts for the expenditures.

                            DUTIES OF THE EXECUTIVE

     6. Executive will be employed by Employer as City Manager for Las Vegas, Nevada. Under this Executive Employment Agreement, Executive's primary responsibilities will include supervising all daily operations of the Metropolitan Dealerships. Employer and Executive understand and agree that, in light of Executive's retention in the position of City Manager, Executive is considered to be part of the executive personnel and professional and management staff of Employer. As a member of Employer's executive personnel and professional and management staff, Executive's duties are to include assisting in the formulation and execution of the Metropolitan Dealership's management policy, including decisions regarding the hiring and firing of the Metropolitan Dealerships' employees and the determination of employee compensation.

     7. The Executive agrees to devote his full time, general energies, abilities, attention and business time to the performance of his employment obligations and responsibilities. The Executive further agrees that, during the term of this Executive Employment Agreement, he will not, directly or indirectly, render any services of a business, commercial, or professional nature to any other person or organization, whether or not for Compensation, which is in a competitive business with Employer.

     8. Executive agrees to furnish all information and take any other steps necessary to enable Employer to obtain a fidelity bond conditioned on the rendering of a true account by Executive of all money, goods, or other property that may come into the custody, charge, or possession of Executive during the term of employment. All premiums on the fidelity bond are to be paid by Employer. Failure by the Executive to qualify for such bond shall constitute good cause for termination of the services of Executive under this Executive Employment Agreement.

     9. NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND TRADE SECRETS. During the term of employment, Executive will have access to and become familiar with various trade secrets. This information (hereinafter referred to as "Confidential Information") includes, but is not limited to: the whole or any portion or phase of any technical information, process, procedure, formula, improvement; confidential business or financial information; listing of names, addresses, or telephone numbers, or other information relating to the Employer's business which is secret and of value, including, but not limited to, a list of individual and corporate clients and customers; contact

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persons at client companies; the clients policies and requirements; direct telephone numbers and addresses; data relating to the Employer's unique marketing and servicing programs, procedures and techniques; business, management and personnel strategies; lists of prospects compiled by the Employer's management and research staff; the identity, authority and responsibilities of key contacts; and commission rates. The Executive recognizes that this Confidential Information constitutes a valuable property of the Employer, developed over a long period of time at substantial expense, continuously updated and containing information from personal contacts. Executive agrees that he will not disclose any such Confidential Information or trade secrets, directly or indirectly, nor use them in any way, either during the term of this Employment Agreement or for a term of one (1) years from the date of Executive's termination of employment with Employer, except as required in the course of his employment. All files, records, documents, drawings, specifications, equipment, and similar items relating to the business of Employer, whether or not prepared by Executive, will remain the exclusive property of Employer and must not be removed from the premises of Employer under any circumstances without the prior written consent of Employer. Employer and Executive understand and agree that the restrictions expressed in this Paragraph shall not apply, however, to information that is in the public domain without breach of this Executive Employment Agreement.

     10. EXECUTIVE PERFORMANCE CRITERIA. Each year each Metropolitan Dealership will be required to meet or exceed 80% of the Metropolitan Dealership's average gross sales revenues for the preceding three years.

     11. RETURN OF EMPLOYER'S PROPERTY. Upon the termination of employment, Executive must immediately deliver to Employer all property belonging to Employer in Executive's possession, or under Executive's control, in good condition, ordinary wear and tear excepted.

                             OBLIGATION OF EMPLOYER

     12. INDEMNIFICATION OF EXECUTIVE. Employer shall indemnify Executive for all losses sustained by Executive as a direct result of the discharge of his duties required by this Executive Employment Agreement, except for losses caused by Executive's willful misconduct or gross negligence. "Gross negligence," as used in this Agreement, shall mean an act or omission that involves an intentional disregard or failure to perform any job duty or function in reckless disregard of the consequences whether or not those consequences were foreseeable.

     13. Employer will provide Executive with an office and clerical services, and any other facilities and services as are presently used by Executive in the performance of his job responsibilities for Employer.

                                TERMINATION OF
                            EMPLOYMENT RELATIONSHIP

     14. DEFINITION OF FOR CAUSE. The term "for cause," as used in this Agreement, shall mean any form of dishonesty or fraud; theft of property; vandalism, abuse or destruction of

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Employer property or equipment; disseminating confidential information concerning Employer, its employees, or its customers to any person, firm or entity who is not authorized or within any privilege to receive the confidential information; acts, attempts or threats of violence, intimidation, or abuse directed at Employer's customers, employees, vendors, or contractors; intentional or willful violation of federal, state or local law which could subject Employer, its officers, employees, agents, or customers to liability or any such violation which has any connection with Executive's employment with Employer; reporting to work under the influence of alcohol or controlled substances (other than prescription medication which is possessed and being taken pursuant to a current and valid physician's prescription), or possessing the same on Employer's property; engaging in any conduct which constitutes unlawful discrimination, harassment or any other unlawful employment practice; gross negligence or incompetence in the performance of the Executive's job duties, whether or not it results in actual loss to Employer, it's customers, vendors or contractors; intentionally making any false accusation or complaint to any person, agency, commission or entity regarding Employer, its officers, employees, vendors, customers or contractors; wilful neglect or failure to perform job responsibilities; inability to be bonded; or material violations of the terms and conditions of this Agreement.

     15. TERMINATION OF EXECUTIVE FOR CAUSE. If Executive is terminated for cause by Employer, upon the date of termination, Employer shall be relieved of its duties and obligations to pay Executive any additional draws that would otherwise be due under Paragraph 3 of this Executive Employment Agreement. Upon termination, Employer will calculate the Compensation based upon net earnings for the dealership to the date of termination of employment. If Executive's draw has exceeded Compensation as set forth in Paragraph 3 hereof, Executive will reimburse Employer for such excess draw paid. If Compensation as set forth in Paragraph 3 hereof has exceeded Executive's draw, Employer will make payment of the difference to Executive within 15 days after termination, and such payment will discharge all further obligations of Employer to Executive. If Executive is terminated for cause by Employer, Executive shall not be bound by the non-compete provisions of Paragraphs 22 and 23 of this Agreement.

     16. VOLUNTARY TERMINATION BY EXECUTIVE. If Executive voluntarily terminates his employment with Employer, Employer shall be relieved of its duties and obligations to pay Executive any remaining draws against Compensation that would otherwise be due under Paragraph 3 of this Executive Employment Agreement. Any Compensation otherwise due to Executive by Employer shall be paid on a prorated basis to the date of termination and such payment by Employer will relieve Employer of any further obligation to pay Compensation to Executive. If Executive's draw has exceeded Compensation, Executive will reimburse Employer for such excess draw paid. The parties further agree that if Executive voluntarily terminates his employment with Employer, Executive shall be bound by the non-compete provisions of Paragraphs 22 and 23.

     17. TERMINATION OF EXECUTIVE WITHOUT CAUSE. If Executive is terminated by Employer at any time without cause, Executive shall be entitled to payment by Employer of all unearned draws against Compensation as well as all Compensation addressed in Paragraph 3,

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through the end of the year of Executive's termination. After such payment
Employer will be relieved of any further obligation to pay additional Compensation to Executive. Such draw and Compensation shall be due and payable to Executive under the terms of Paragraph 3. The parties further agree that if Executive is terminated without cause, the non-compete provisions of Paragraphs 22 and 23 shall be null and void and unenforceable against Executive.

     18. NOTICE OF TERMINATION. The Executive and the Employer understand and agree that each has the right, upon thirty (30) days' written notice (hereinafter referred to as the "Notice Period"), to terminate the employment relationship. It is understood and agreed that a party's exercise of its rights under this Paragraph shall be without prejudice to any other right or remedy which it may have at law, in equity, or under this Agreement, including, without limitation, the Employer's right to terminate such employment without notice for cause. In the event Employer in its reasonable discretion determines Executive should be dismissed for cause, Employer has the right to terminate Executive immediately.

     19. The Employer agrees to continue in effect during the Notice Period the Compensation and benefits to which the Executive may be otherwise entitled under this Executive Employment Agreement.

     20. The Executive agrees that during the Notice Period, he will cooperate fully with the Employer in all matters relating to the winding up of any pending work and the orderly transfer to other employees of Employer of the work for which he has most recently been responsible.

     21. The Executive understands and agrees that, at or about the expiration of the Notice Period, or upon the immediate termination of Executive, the Employer may convene an exit interview to review the status of work for which the Executive has most recently been responsible; to ensure that the Executive has fully obtained his entitlements under this Executive Employment Agreement at the time of termination, and that Executive will receive the remaining entitlements, if any, under this Executive Employment Agreement by the end of the year of termination; and/or to confirm that the Executive clearly understands the nature and scope of his post-employment obligations.

                          POST-EMPLOYMENT OBLIGATIONS

     22. COVENANT NOT TO COMPETE. Employer and Executive understand and agree that Executive is considered to be part of the executive personnel and professional and management staff of Employer, and that this Covenant Not to Compete is valid and enforceable against Executive. Executive agrees that he will not, either directly or indirectly, alone or with others, either as an Executive, owner, partner, agent, stockholder, member, director, officer or otherwise, enter into or engage in the business of operating a car dealership, warranty repair business or other related business which may compete directly or indirectly with Employer (Competitive Business) within the Non-compete Area, as defined below, during the term of this Agreement or for a term

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of one (1) year from the date of Executive's termination of employment with
Employer. Executive agrees that in the event of breach of this covenant, Employer may protect its rights under this Executive Employment Agreement by injunction or other appropriate legal remedy.

     23. NON-COMPETE AREA DEFINED. The term Non-compete Area as used in Paragraph 22, shall mean the area within a thirty (30) mile radius surrounding any dealership for which Executive serves as a General Manager or City Manager.

     24. NON-COMPETE PROVISIONS VOID UPON HOSTILE CHANGE IN CONTROL OF EMPLOYER. Notwithstanding anything contained herein to the contrary, the Post-Employment obligations of the Executive contained in Paragraphs 22 and 23 shall become null and void and have no further effect immediately upon a Hostile Change in Control of Employer. The Employer shall send written notice to the Executive within ten (10) days of a Hostile Change in Control of Employer, notifying the Executive that such an event has taken place. Failure of the Employer to send such notice shall not preclude the release of the Executive from the Post-Employment Obligations contained in Paragraphs 22 and 23. For the purposes of this Paragraph, the following definitions apply:

     A. The term "Hostile Change in Control" means a transaction, event or election constituting a Change in Control, which was not approved by a majority of the Incumbent Board. "Incumbent Board" means the individuals who, as of the date hereof, constitute the Board of Directors of Employer (the "Board"); provided that any individual who becomes a member of the Board subsequent to the date hereof whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least a majority of those individuals who are at such time members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered a member of the Incumbent Board; but provided further that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board shall not be so considered as a member of the Incumbent Board.

     B. The term "Change in Control" of Employer means and includes each and all of the following occurrences:

     (i) any merger or consolidation of Employer, with or into any individual, corporation, partnership or other person or entity,

     (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of Employer (including without limitation the voting securities of a subsidiary), to any individual, corporation, partnership or other person or entity,

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     (iii)   any merger or consolidation of any individual, corporation, partnership or other person or entity with or into Employer,

     (iv) the issuance of any securities of Employer, to any individual, corporation, partnership or other person or entity,

     (v) the acquisition by Employer, of any securities issued by any individual, corporation, partnership or other person or entity,

     (vi) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Employer's voting securities, and

     (vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition.

     C. The term "Substantial Part" shall mean more than 30% of the fair market value of the total assets of Employer, determined on a consolidated basis, as of the end of its most recent fiscal quarter ending prior to the time the determination is being made.

                                  ENFORCEMENT

     25. The Executive and the Employer understand and agree that any breach of or failure to perform any term of this Executive Employment Agreement will give rise to an action for breach of contract, and/or injunctive relief, which may be brought in any court of competent jurisdiction.

     26. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

     27. The provisions of this Agreement are intended to be interpreted and construed in a manner which makes such provisions valid, legal and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render such provision valid, legal and enforceable. It is expressly understood and agreed between the parties that this modification or restriction may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any remaining provisions.

     28. The Executive and Employer understand and agree that, in the event of the breach of this Agreement by either party, the substantially prevailing party shall be entitled to reimbursement by the non-prevailing party of any attorneys' fees and costs incurred in enforcing the party's rights hereunder. It is the intention of the parties that the Employer shall enjoy the

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faithful performance by Executive of the covenants specified in this Agreement for the full time periods specified therein.

                                 MISCELLANEOUS

     29. Except as hereinafter provided, this Executive Employment Agreement supersedes all existing Employer policies, and all previous agreements between the parties; to the extent that such policies and agreements consider subject matters herein addressed.

     30. This Executive Employment Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and may be enforced by any subsidiary of the Employer for whom Executive has provided services hereunder.

                                 ACKNOWLEDGMENT

     The Executive and the Employer, by its designated representative, hereby acknowledge that they have read and understand each of the provisions of this Executive Employment Agreement, that they have executed this Executive Employment Agreement voluntarily and with full knowledge of its significance, and that they intend to be fully bound by the same.

     Executed on this 10th day of April, 1997.


EXECUTIVE:                          CROSS-CONTINENT AUTO RETAILERS, INC.



  /s/ Douglas J. Spedding           By:         /s/ Bill Gilliland
-------------------------------          ----------------------------------
Douglas J. Spedding                      Bill Gilliland, Chairman and
                                          Chief Executive Officer

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